CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference of our report dated March 4, 1996 included in this Form 10-K of Fonix Corporation for the year ended December 31, 1999 (relating to the financial statements of Fonix Corporation for the period from the date of inception on October 1, 1993 through December 31, 1995, which financial statements are not separately presented in the Form 10-K), into the Company's previously filed Registration Statements File Nos. 333-31425, 333-40603, 333-50625, and 333-67573 on Form S-3 and 333-11549, 333-25925,
333-37137, 333-74769, and 333-30488 on Form S-8.


/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.
Salt Lake City, Utah
April 14, 2000